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                                                                       EXHIBIT 5


March 18, 1999


Board of Directors
Wells Fargo & Company
420 Montgomery Street
San Francisco, California 94163

Ladies and Gentlemen:

In connection with the proposed registration under the Securities Act of 1933, as amended, of up to 24,000,000 shares of common stock, par value of $1-2/3 per share, of Wells Fargo & Company, a Delaware corporation formerly named Norwest Corporation (the "Company"), and associated preferred stock purchase rights (such shares and rights collectively the "Shares"), that may be issued pursuant to the Wells Fargo & Company Best Practices PartnerShares Plan, as amended and restated effective November 3, 1998 (the "Plan"), I have examined such corporate records and other documents, including the registration statement on Form S-8 to be filed with the Securities and Exchange Commission relating to the Shares (the "Registration Statement"), and have reviewed such matters of law as I have deemed necessary for this opinion. I advise you that in my opinion:

1. The Company is a corporation duly organized and existing under the laws of the State of Delaware.

2. The Shares, when issued in accordance with the terms of the Plan, will be legally and validly issued and fully paid and nonassessable.

I consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,


/s/ Stanley S. Stroup
Stanley S. Stroup
Executive Vice President and
 General Counsel